Exhibit 5.1

Loeb & Loeb LLP 345 Park Avenue New York, NY 10154-1895	Main Fax	212.407.4000 212.407.4990

January 6, 2022

FG Financial Group, Inc.

360 Central Ave, Suite 800

St. Petersburg, FL 33701

Re:	FG Financial Group, Inc.

Ladies and Gentlemen:

We have acted as counsel to FG Financial Group, Inc., a Delaware corporation (the “Company”), in connection with its filing with the Securities and Exchange Commission of a registration statement on Form S-8, to register 1,500,000 shares of Common Stock issuable pursuant to the Company’s 2021 Equity Incentive Plan (the “Plan”).

Based upon our review of the registration statement and such other matters as we considered appropriate, we are of the opinion that the shares being registered have been duly authorized by the Company and, when issued in accordance with the Plan, will be validly issued, fully paid and nonassessable.

We hereby consent to the use of this opinion as an exhibit to the registration statement, without admitting that we are in the category of persons whose consent is required under Section 7 of the Securities Act or rules thereunder.

Very truly yours,

Loeb & Loeb LLP